Exhibit 99.1

CONTACT:

NEWS RELEASE	Betty Newboe (technical media) 408.563.0647
David Miller (business media) 408.563.9582
Randy Bane (financial community) 408.986.7977

Applied Materials to Extend its Reach in Solar with Acquisition of HCT Shaping Systems

SANTA CLARA, Calif., June 26, 2007 – Applied Materials, Inc. today announced that it has agreed to acquire HCT Shaping Systems SA (HCT), a privately-held company based in Switzerland. HCT is the world’s leading supplier of precision wafering systems used principally in manufacturing crystalline silicon (c-Si) substrates for the solar industry. Under terms of the agreement, Applied will pay approximately CHF 583 million (or approximately US$475 million at the current exchange rate) in cash for all of the outstanding shares of HCT. The acquisition is part of Applied’s strategy to accelerate customers’ ability to reduce the costs of photovoltaic (PV) cell manufacturing to make solar energy more competitive with grid electricity.

“This acquisition aligns well with our overall strategy to drive down the cost-per-watt of solar power for c-Si and thin film applications,” said Mike Splinter, president and CEO of Applied Materials. “HCT will significantly expand our opportunities in the c-Si PV technology sector, which currently comprises 90% of solar panel production. By combining HCT’s precision wafering systems with Applied’s strong manufacturing technology and global support infrastructure, we believe we can take solar wafer manufacturing to the next level of production efficiency.”

HCT is a pioneer in precision wafering, with technology that also includes products for squaring and cropping ingots and for slurry recovery. After a silicon ingot is formed, HCT’s wafering systems exactly section it into thin substrates for subsequent use in fabricating c-Si solar cells. As a result of the substantial expansion of the solar industry, HCT has recently experienced rapid growth, supplying its products to c-Si solar manufacturers worldwide.

Currently, one of the major challenges in manufacturing solar cells is the cost and supply of the raw silicon material. In c-Si manufacturing, HCT’s precision wafering systems enable customers to significantly reduce the thickness of wafers used to make c-Si solar cells, decreasing silicon usage. In addition, Applied’s products for thin film solar cell manufacturing reduce silicon utilization by forming atomically thin layers of silicon directly from gases onto a glass substrate.

“Our overall solar strategy is to reduce cost-per-watt, and for c-Si, the ‘grams of silicon-per-watt’ is key to this equation,” commented Dr. Mark Pinto, senior vice president and general manager of Applied’s New Business and New Products Group. “HCT’s technology and roadmap to reduce wafer thickness are critical to improving material utilization and will complement our high throughput c-Si ATON deposition system, enabling customers to scale up production and reduce cost.”

Completion of the transaction is subject to customary closing conditions, including receipt of certain non-U.S. regulatory approvals. The parties expect to close the transaction during Applied’s fourth fiscal quarter of 2007.

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Applied Materials, Inc.

June 26, 2006

Applied Materials will discuss this announcement on a conference call today beginning at 2:30pm Pacific Daylight Time. A live webcast of the conference call will be available on Applied’s web site at www.appliedmaterials.com and a replay will be available after 5:00pm Pacific Daylight Time.

This press release contains forward-looking statements relating to Applied’s anticipated acquisition of HCT and expected benefits of the transaction, and Applied’s solar strategy, growth opportunities and product capabilities. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: the satisfaction of closing conditions; the successful integration and performance of the acquired business; the sustainability of demand in the nanomanufacturing technology industry and broadening of demand for emerging applications such as solar, which are subject to many factors, including global economic conditions, business and consumer spending, demand for electronic products, the cost-effectiveness and performance of PV products compared to other energy sources, technological innovations, evolving industry standards, economic incentives for alternative energy, production facility utilization rates, supply of raw materials, and geopolitical uncertainties; Applied’s ability to (i) develop, deliver and support a broad range of products and expand its markets and develop new markets, (ii) accurately predict the characteristics of, and capitalize on, opportunities in the solar market, (iii) obtain and protect intellectual property rights in key technologies, (iv) realize synergies expected to result from the transaction, and (v) hire and retain key employees; and other risks described in Applied’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of June 26, 2007, and Applied undertakes no obligation to update any such statements.

Applied Materials, Inc. (Nasdaq: AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, service and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

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